APOLLO SOLAR ENERGY, INC.

INDEPENDENT TECHNICAL REVIEW OF
THE DASHUIGOU AND MAJIAGOU TELLURIUM PROJECTS
IN SICHUAN PROVINCE,
THE PEOPLE'S REPUBLIC OF CHINA

Final Report

May 8, 2009

Prepared by:
Behre Dolbear Asia, Inc.
999 Eighteenth Street, Suite 1500
Denver, CO 80202 USA
TEL: +1.303.620.0020
FAX: +1.303.620.0024

A Member of the Behre Dolbear Group of Companies

Behre Dolbear Project 09-003

BEHRE DOLBEAR
BEHRE DOLBEAR ASIA, INC.
founded 1911 MINERALS INDUSTRY ADVISORS
999 Eighteenth Street - Suite 1500, Denver, CO 80202 USA
Telephone +1.303.620.0020  Fax +1.303.620.0024
BEIJING DENVER GUADALAJARA HONG KONG LONDON NEW YORK SANTIAGO SYDNEY TORONTO VANCOUVER
www.dolbear.com
May 8, 2009
The Directors
Apollo Solar Energy, Inc.

Gentlemen,
Behre Dolbear Asia, Inc. ("BDASIA"), a wholly-owned subsidiary of Behre Dolbear & Company, In c. ("Behre Dolbear"), herewith submits a report on the Indep endent Technical Review of the Dashuigou and MajiagouTellurium Projects in Sichuan Province, the People's Republic of China.  The address for BDASIA is noted above. This letter of transmittal is part of the report.

The review covers the Dashuigou and Majiagou tellurium projects and the surrounding exploration area, which are currently 100% controlled by Apollo Solar Energy, Inc. ("Apollo Solar Energy" or the "Company") through its wholly owned subsidiary in China; the review covers only the resource estimates for the two tellurium properties as they are still in the exploration  and development stages with only limited production.

As Apollo Solar Energy is a public company in the United States traded on the NASDAQ OTC Bulletin  Board, its reserves should normally be reported and reviewed under the US SEC Industry Guide 7.  However, as no reserves under the SEC guidelines can currently be delineated at the properties, the Australasian JORC Code was used to review the mineral resource estimates.  Therefore, the sole purpose of this BDASIA report is for use by the Directors of Apollo Solar Energy as the Company's information, and should not be used or relied upon for any other purpose or for filing with the SEC as it relates to SEC Industry Guide 7, but may be filed with the SEC as an 8K for public dissemination.

BDASIA professionals visited the Dashuigou and Majiagou tellurium project site, reviewed the project mineral rights, geology and mineralization, assay database, and resource estimation.  The currently-delineated mineral resources for the Dashuigou and Majiagou tellurium projects at a cutoff grade of 0.02% Te under the Australasian JORC Code as of December 31, 2008 based on BDASIA's review are summarized in the following table.

BDASIA understands that the Dashuigou and Majiagou tellurium projects are the only reported mineral deposits in which tellu rium is found as the primary economic element in the world.  BDASIA would note that there are more mineralized veins within the Dashuigou and Majiagou mining license areas and in the Dashuigou exploration license area that have not been sufficiently explored to date, therefore, there is a significant upside potential for the estimated resources.

Please do not hesitate to contact me if you have questions about this report and our technical review.  It has been a great pleasure for BDASIA to perform this service for Apollo Solar Energy, Inc.

Yours faithfully,

BEHRE DOLBEAR ASIA, INC.

Qingping Deng
President and Chairman, Ph.D., CPG of AIPG

Behre Dolbear Project 09-003

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projectsii
Behre Dolbear Project 09-003

TABLE OF CONTENTS

1.0 INTRODUCTION 1
- 1.1 The Company 1
- 1.2 The Dashuigou and Majiagou Tellurium Projects 1
- 1.3 Tellurium: Nature and Uses 2
- 1.4 The BDASIA Assignment 2

2.0 EXECUTIVE SUMMARY 5
- 2.1 Properties under Review 5
- 2.2 Geology and Mineralization 5
- 2.3 Database Used for Resource Estimation 6
- 2.4 Mineral Resource Estimates 6
- 2.5 Additional Exploration Potential 6

3.0 QUALIFICATIONS OF BEHRE DOLBEAR 8

4.0 DISCLAIMER 9

5.0 PROPERTY DESCRIPTION 10
- 5.1 Location, Infrastructure, and Access 10
- 5.2 Climate and Physiography 11
- 5.3 Property Mineral Rights 11
- 5.4 Project History 13
  - 5.4.1 Exploration Property Ownership and Resource Estimation 13
  - 5.4.2 Mining and Processing 14

6.0 GEOLOGY AND MINERALIZATION 16
- 6.1. Regional Geological Setting 16
- 6.2 Deposit Geology 16
- 6.3 Mineralization 17
  - 6.3.1 The Dashuigou Deposit 17
  - 6.3.2 The Majiagou Deposit 19
- 6.4 Origin of the Tellurium Mineralization 20
- 6.5 Exploration Potential 20

7.0 GEOLOGICAL DATABASE USED FOR RESOUCE ESTIMATION 21
- 7.1 Database Used for Mineral Resource Estimates 21
- 7.2 Drilling, Logging, and Survey 21
- 7.3 Sampling, Sample Preparation, and Assaying 21
- 7.4 Quality Control and Quality Assurance 22
- 7.5 Bulk Density Measurements 22

8.0 MINERAL RESOURCES AND ORE RESERVES 23
- 8.1 Mineral Resource/Ore Reserve Classification System 23
- 8.2 General Procedure and Parameters for the Company's Mineral Resource Estimation 23
  - 8.2.1 Determination of "Deposit Industrial Parameters" 24
  - 8.2.2 Determination of Block Boundaries and Confidence Level 24
  - 8.2.3 Mineral Resource Estimation 25
  - 8.2.4 Discussion 26
- 8.3 Mineral Resource Statement 26
- 8.4 Ore Reserve Estimation 27

9.0 RISK ANALYSIS 28

10.0 REFERENCES 29

APPENDIX I: MINERAL RESOURCE ESTIMATES BY VEIN 30

LIST OF TABLES

Table 2.1 Mineral Resource Estimates for the Dashuigou and Majiagou Projects - December 31, 2008 6
Table 5.1 Mineral Rights Controlled by Sichuan Apollo 11
Table 8.1 Deposit Industrial Parameters for Mineral Resource Estimation....................24
Table 8.2 Mineral Resource Estimates for the Dashuigou and Majiagou Projects - December 31, 2008 27

LIST OF FIGURES

Figure 1.1. Location of the Dashuigou and Majiagou Projects in Sichuan, China 1
Figure 5.1. Geology and Property Map for Sichuan Apollo in Shimian, Sichuan....................12
Figure 6.1. A level map showing geology and mineralized veins of the Dashuigou project....................17
Figure 6.2. Surface geology plan of the Majiagou project....................19
Figure 8.1. Block resource classification for the No.1-2 vein in the Dashuigou deposit....................25

1.0 INTRODUCTION
1.1 The Company

Apollo Solar Energy, Inc. ("Apollo Solar Energy" or the "Company") is a public company registered in the State of Nevada of the United States and its shares are traded on the NASDAQ OTC Bulletin Board with a stock symbol of "ASOE."  The Company is engaged in exploration, mining, smelting, refining and production of high-purity tellurium, tellurium-based compounds, and other related metals through its wholly owned subsidiary, Sichuan Apollo Solar Science & Technology Company Limited ("Sichuan Apollo"), a company registered in Sichuan Province of the People's Republic of China ("China") with its head office located in Chengdu, the capital city of Sichuan Province.  Sichuan Xinju Minerals Resource Development Company Limited ("Xinju"), a private Chinese company registered in Chengdu , Sichuan, is the primary shareholder of Apollo Solar Energy.

1.2  The Dashuigou and Majiagou Tellurium Projects

Sichuan Apollo currently has a 100% of the interest on the permit for mining right of the Dashuigou tellurium project; Sichuan Apollo also controls a 100% interest on the permit for mining right of the Majiagou tellurium project and a permit for exploration right in the area surrounding the Dashuigou and Majiagou tellurium projects ("Dashuigou and Majiagou Projects") through a variable interest entity agreement with Xinju.  All these mining properties are located in Shimian County of Sichuan Province (Figure 1.1).

Figure 1.1. Location of the Dashuigou and Majiagou Projects in Sichuan, China

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

The Dashuigou and Majiagou Projects are currently at the exploration and development stages.  Significant amounts of exploration work, mostly through underground drifting and surface trenching, have been conducted since the discovery of the tellurium deposits in 1991 and mineral resources have been estimated a number of times for the properties.  Xinju purchased a flotation mill with a production capacity of approximately 25-30 tonnes per day ("tpd") in 2000 and located approximately 30 linear kilometers ("km"), or approximately 80 km by road, from the Dashuigou and Majiagou Projects.  The mill is now owned by Sichuan Apollo and has been used to treat mineralized material produced from the two mining properties to produce tellurium concentrates for further processing by Sichuan Apollo's hydrometallurgical-smelting, refining and production facilities in Chengdu, Sichuan. Metallurgical testing and limited actual prod uction on the telluriummin eralized material produced from the Dashuigou and Majiagou Projects have been conducted with positive results.  The projects have had only limited mine production to date.  With the recent sharp increase in tellurium price, Sichuan Apollo is currently in the process of preparing to fully develop the properties in order to start formal mining operation.  BDASIA notes that Sichuan Apollo also purchases tellurium from other sources in China for its high-purity tellurium production in addition to the tellurium mineralized material produced from the Dashuigou and Majiagou Projects.

1.3  Tellurium: Nature and Uses

Tellurium, with a chemical element symbol of Te and an atomic number of 52, is a brittle silver-white metalloid that looks like tin.  Tellurium's major use is as an alloying addictive in steel to improve machining characteristics. It isalso used as a minor addictive in copper alloys to improve machinability without reducing conductivity, in lead alloys to improve resistance to vibration and fatigue, in cast iron to help control the depth of chill, and in malleable iron as a carbide stabilizer.  Tellurium is used in the chemical industry as a vulcanizing agent and accelerator in the processing of rubber, and as a component of catalysts for synthetic fiber production.  In recent years, there was a sharp increase in demand for high-purity tellurium for cadmium telluride (CdTe) solar cells.  Other uses of tellurium include those in photoreceptor and thermoelectric electronic devices, thermal cooling devices, as an ingredient in blasting caps, and as a pigment to produce various colors in glass and ceramics.

Currently, more than 90% of tellurium in the world is produced from anode slimes collected from electrolytic copper refining, and the remainder is derived from skimmings at lead refineries and from dust and gases generated during smelting of bismuth, copper, and lead concentrates.  Based  on currently-available information, the Dashuigou and Majiagou  Projects are the only mineral deposits in which tellurium is found as the primary economic element in the world.  Tellurium mostly occurs as tetradymite (Bi2Te2S, 59.27% Bi, 36.19% Te and 4.55% S by weight), a steel-gray to pale-yellow and soft mineral, in the Dashuigou and Majiagou Projects.

Statistics for tellurium production, consumption as well as resources and reserves in the world are generally incomplete due to much of the information is considered confidential.  Based on information from the United States Geological Survey ("USGS"), estimated tellurium production increased in recent years but it in general cannot match the sharp demand increase, therefore, the average price for industry grade tellurium with a purity of at least 99.95% increased dramatically from US$13 per kilogram ("kg") in 2004 to US$96 per kg in 2005, US$89 per kg in 2006, US$82 per kg in 2007 and US$215 per kg in 2008. Although there is no sufficient public information, prices for high-purity tellurium of 99.999% to 99.99999% (or 5N to 7N) Te are considerably higher than the price of industrial grade tellurium.  The world's tellurium reserves and resources as found in copper mines in 2008 were estimated by the USGS at approximately 22,000 tonnes ("t") and 48,000t, respectively. Current total tellurium production in the world is probably in the order of 200 tonnes per annum ("tpa") or more.

1.4 The BDASIA Assignment
The Board of Directors of the Company engaged Behre Dolbear Asia, Inc. ("BDASIA"), a wholly-owned subsid iary of Behre Dolbear & Company, Inc. ("Behre Dolbear"), to undertake an independent technical review of the Dashuigou and Majiagou Projects and to produce a technical report for the resource estimates of the two properties.

For a public company traded on a stock exchange in the United States, the SEC's Industry Guide 7 should generally be used as the guideline to prepare reserve statement to be filed with the SEC.  As reserves under the Industry Guide

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

7 have currently not been delineated for the Dashuigou and Majiagou Projects, mineral resources of the properties have been reviewed in accordance with the Australasian Code for Reporting Exploration Results, Mineral Resources and Ore Reserves (the "JORC Code") prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia in 1999 and revised in 2004.  It should be noted that this BDASIA report is for the Company's information only, and it cannot be used for filing with the SEC as it relates to SEC Industry Guide 7, but may be filed  with the SEC as an 8K for public dissemination. BDASIA believes that the Company needs to carry out more exploration work  and a feasibility-level technical study for the two mining properties in order to define reserves under the SEC guidelines.

BDASIA's project team for this technical review consists of senior-level professionals from Behre Dolbear's office in Denver of the United States.  Behre Dolbear personnel contributing to the study and to this technical report include:

●Dr. Qingping Deng, President and Chairman of the Board of BDASIA and Global Director of Ore Reserves and Mine Planning for Behre Dolbear, was BDASIA's Project Manager and Project Geologist for this technical review.  Dr. Deng is a geologist with more than 25  years of professional experience in the areas of exploration, deposit modeling and mine planning, estimation of mineral resources and ore reserves, geostatistics, cash-flow analysis, project evaluation/valuation, and feasibility studies in North, Central and South America, Asia, Australia, Europe and Africa.  Dr. Deng is a Certified Professional Geologist of the American Institute of Professional Geologists; a Qualified Professional Member o f Mining and Metallurgical Society of America; and a Registered Member of The Society of Mining, Metallurgy, Exploration, Inc. ("SME") and meets all the requirements for "Competent Person" as defined in the 2004 Australasian JORC Code and all the requirements for "Qualified Person" as defined in Canadian National Instrument 43-101.  In recent years, he has managed a number of independent technical report studies for filling with the Stock Exchange of Hong Kong Limited ("SEHK") and oth er securities exchanges.  Dr. Deng is fluent in both English and Chinese.

●Mr. Anthony Speed, a Senior Consultant of Behre Dolbear's Denver office in the United States, was BDASIA's Project Mining Engineer for this review.  He is a mining engineer with over 30 yearsexperience in exploration and mining projects in Asia, Canada, the USA and Central America. He has extensive experience in the areas of exploration, resource estimation, project feasibility study, mine development and mine operation. Since 1979, Mr. Speed has been involved in evaluation and acquisition of numerous mineral opportunities as well as mine operations in Canada and the United States.  Mr. Speed is a registered Professional Engineer in Ontario and New Brunswick in Canada and meets all the requirements for "Competent Person" in Australia and "Qualified Person" in Canada.

●Mr. David M. Abbott, Jr., a Senior Associate of Behre Dolbear's Denver office, was BDASIA's Project Advisor for this study.  His expertise is in reserve and resource definition and classification, the SEC disclosure requirements, and professional ethics and practices.  He spent 21 years as a geologist with the SEC prior to joining Behre Dolbear in 1996.  Much of his work at the SEC involved the investigation of and litigation support for precious and base metals, coal, and industrial minerals mining frauds.  Since joining Behre Dolbear, Mr. Abbott has worked on a number of ore reserve audits for financial institutions and /or for filings to be made with the SEC, on due diligence inquiries, and mineral property valuations.  He has also worked on litigation support cases involving ore reserve estimates and mining claim validity.  Mr. Abbott is a Certified Professional Geologist, is a Fellow of the Australasian Institute of Mining and Metallurgy, and is a licensed Professional Geologist in Texas, Utah, and Wyoming.  He meets all the requirements for "Competent Person" in Australia and "Qualified Person" in Canada.

BDASIA's project team, with the exception of Mr. Abbott, traveled to China and visited the Dashuigou and Majiagou Projects.  Mr. Speed visited the mining properties and Sichuan Apollo's head office in Chengdu, Sichuan from January 15 to January 21, 2009; and Dr. Deng visited the mining properties and Sichuan Apollo's head office from March 9 to March 15, 2009.  During BDASIA's visit, BDASIA reviewed the geology and mineralization in the field and held discussions with Sichuan Apollo's technical and management personnel at the project sites as well as in Sichuan Apollo's head office.  Analysis of the project exploration data and mineral resource estimates were conducted in Behre Dolbear's office based on the information provided by Sichuan Apollo.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

The sole purpose of this BDASIA report is for use by the Directors of Apollo Solar Energy as the Company's information effort, and should not be used or relied upon for any other purpose.  Neither the whole nor any part of this report nor any reference thereto may be included in or with or attached to any document or used for any other purpose, with out BDASIA's written consent to the form and context in which it appears.

BDASIA is independent of Apollo Solar Energy, Sichuan Apollo, Xinju, and the Dashuigou and Majiagou Projects. Neither BDASIA nor any of its employees or associates involved in this project holds any share or has any direct or indirect pecuniary or contingent interests of any kind in Apollo Solar Energy, Sichuan Apollo, Xinju, or the Dashuigou and Majiagou Projects.  BDASIA is to receive a fee for its services at its normal commercial rate and customary payment schedules.  The payment of our professional fee is not contingent on the outcome of this report.

The metric system is used throughout this report.  When units in other systems are used, such is noted.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

2.0 EXECUTIVE SUMMARY

2.1  Properties under Review

The Dashuigou and Majiagou tellurium projects are reportedly the world's only known deposits in which tellurium is the primary economic element.  The properties are at the exploration and development stages, but there was also small amount of mine production in conjunction with the exploration and development efforts.  Concentrating tests and limited concentrator production using the mineralized material extracted from the properties have produced some positive results.  Sichuan Apollo is planning to fully develop the projects and start formal mining operation.

Sichuan Apollo currently controls 100% of the interest for two permits for mining rights for the two projects and one permit for exploration right for area surrounding the two projects.  Currently delineated mineral resources have all been covered by these mineral rights.  BDASIA was advised that these mineral rights are all in good standing.

2.2  Geology and Mineralization

Tellurium mineralization at the Dashuigou and Majiagou Projects occurs as small, narrow, steep-dipping massive-sulfide and/or dolomite-ankerite veins.  The north-northeast-trending, dome-shaped Dashuigou anticline is the primary structural feature in the project area.  The anticline consists of an Ordovician Dahebian Formation marble core and the overlying Silurian Tonghua Group strata.  A schist unit at the bottom of the Tonghua Group, which was interpreted to be formed from metamorphism of a submarine mafic volcanic unit, is the primary host for the tellurium mineralized veins. Some minor high-angle faults were developed in the schist unit and were filled with massive sulfides and other mineralized materials.

The Dashuigou and Majiagou Projects are located at the northern portion of the Dashuigou anticline.  A total of 25 veins striking from north-south and north-northeast to northeast have been found in the Dashuigou project and 3 of the veins contain significant tellurium grades and have been explored sufficiently for resource estimation.  The No.1-2 vein is by far the most important mineralized body in the deposit, extending over 100 m long along strike and over 70 m along the dip extension.  The vein is 0.37 m to 0.93 m wide, averaging 0.62 m.  Its tellurium grade ranges from 0.04% to 8.34% with an average of 1.42%; and its bismuth grade ranges from 0.06% to 13.97% with an average of 1.87%.  Other veins are generally smaller in size or have lower tellurium grades, and more explorationwork is needed to define their economic importance.

A total of 26 small veins striking north-south, northeast, and northwest have been found in the Majiagou project, in which 4 veins have been explored sufficiently to define mineral resources.

The mineralized veins generally exhibit swelling, pinching, splitting, and merging along both strike and dip directions. Tellurium grade distribution is very irregular, and it ranges from less than 0.01% to more than 8% in the mineralized veins.

Based on the mineral assemblage, the vein material is divided into several types, including masive sulfides, massive tellurides, carbonates (mostly dolomite-ankerite), and gold-bearing quartz. The massive sulfide is the most commonmineral assemblage.

Tetradymite (Bi2Te2S) is the primary tellurium-bearing mineral in the deposits and contains over 80% of the tellurium.  Other tellurium-bearing minerals include tsumoite (Bi4Te2), joseite (Bi2TeS3), tellurobismuthite (BiTe), and native tellurium.  Pyrrhotite is the primary (over 90%) sulfide mineral, with small amounts of pyrite, chalcopyrite, bismuthinite, and sphalerite.  Native gold, along with quartz and small amounts of sulfide minerals, occurs in some minor late-stage gold-bearing quartz veins.  Gauge minerals include dolomite, ankerite, calcite, quartz, muscovite, albite, chlorite and tourmaline.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

2.3  Database Used for Resource Estimation

The assay database used for resource estimation consists of channel samples from underground workings and surface trenches.  Some of the channel samples were taken from historical artisanal mine workings.  No drilling information is available for the deposits to date as the labor cost is so low in the area that drifting actually costs less than drilling on a per-meter basis.  Drifting can produce much better data for understanding of the mineralization and the exploration underground development can also be used for mining purpose.

Sampling, sample preparation, sample analysis, quality control, and bulk density measurement were generally conducted following industrial practices and are generally considered acceptable and can be used for resource estimation.

2.4 Mineral Resource Estimates

Based on BDASIA's review, the mineral resource estimates as of December 31, 2008 using the JORC Code for Sichuan Apollo's Dashuigou and Majiagou Projects are summarized in Tables 2.1.  The resource estimates have gen erally been confirmed by small scale mine production from 2002 to 2008 and sampling by an independent mining consultant from the United States, considering the mining dilution and mining losses.

The Dashuigou and Majiagou Projects are very likely economically viable projects considering the recent sharp increase in tellurium prices.  BDASIA believes that more exploration work and a feasibility-level technical study will be needed to define ore reserves.

2.5  Additional Exploration Potential

BDASIA considers that there are significant additional upside exploration potential for Sichuan Apollo in the Dashuigou and Majiagou Projects and the surrounding area because of the following reasons.

●The primary tellurium mineralized veins containing current tellurium resources in the Dashuigou and Majiagou Projects are generally open along strike and/or dip, and further exploration work may increase the delineated resources.

●There are many other mineralized veins in the Dashuigou and Majiagou Projects in addition to the veinswith tellurium resource estimates.  Although available sampling data have tellurium grades of less economic importance, further exploration work may find that some of these veins may contain economically recoverable tellurium grades because of the irregular nature of tellurium distribution in the deposit.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

●In additional to the Dashuigou and Majiagou Projects, Sichuan Apollo also controls a permit for exploration right for the surrounding area with good tellurium mineral potential within the base formation of the Silurian Tonghua Group in the Dashuigou anticline.  Similar mineralization has been identified in a number of the prospects inside the exploration license, and further exploration for these prospects may also increase the tellurium resources significantly.

●In addition to tellurium, marbles in the Ordovician Dahebian Formation within the exploration license may also have significant economic importance as indicated by the current marble quarry operation for dimension stones south of the Majiagou deposit.  BDASIA recommends that Sichuan Apollo starts exploration work and economic evaluation of the marble deposit in the area.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

3.0  QUALIFICATIONS OF BEHRE DOLBEAR

Behre Dolbear & Company, Inc. is an international minerals industry advisory and consulting group which has operated continuously in North America and worldwide since 1911.  Behre Dolbear and its parent, Behre Dolbear Group Inc., currently have offices in Beijing, Denver, Guadalajara, London, New York, Santiago, Sydney, Toronto, Vancouver, and Hong Kong.

The firm specializes in performing mineral industry studies for mining companies, financial institutions, and natural resource firms, including mineral resource/ore reserve compilations and audits, mineral property evaluations and valuations, due diligence studies and independent expert reviews for acquisition and financing purposes, project feasibility studies, assistance in negotiating mineral agreements, and market analyses. The firm has worked with a broad spectrum of commodities including base and precious metals, coal, ferrous metals, and industrial minerals on a worldwide basis.  Behre Dolbear has acted on behalf of numerous international banks, financial institutions and mining clients and is well regarded worldwide as an independent expert engineering consultant in the minerals industry.  Behre Dolbear has prepared numerous independent technical reports for min ing projects worldwide to support securities exchange filings of mining companies in Hong Kong, the United States, Canada, Australia, the United Kingdom, and other countries.

Most of Behre Dolbear's associates and consultants have occupied senior corporate management and operational roles and are thus well-experienced from an operational view point as well as being independent expert consultants.

BDASIA is a wholly owned subsidiary of Behre Dolbear established in 2004 to manage Behre Dolbear's projects in China and other Asian countries.  Project teams of BDASIA commonly consist of senior-level professionals from Behre Dolbear's Denver office in the United States, Sydney office in Australia, London office in the United Kingdom and other worldwide offices.  Since its establishment, BDASIA has conducted over 40 technical studies for mining projects in China or oversea mining projects to be acquired by SEHK-listed Chinese companies.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

4.0 DISCLAIMER

BDASIA has conducted an independent technical review of the mineral resource estimate of the Dashuigou and Majiagou Projects.  A site visit was made to the project site by BDASIA professionals involved in this project. BDASIA has exercised all due care in reviewing the supplied information and believes that the basic assumptions are factual and correct and the interpretations are reasonable.  BDASIA has independently analyzed Sichuan Apollo's data, but the accuracy of the conclusions of the review largely relies on the accuracy of the supplied data. BDASIA does not accept responsibility for any errors or omissions in the supplied information and does not accept any consequential liability arising from investment or other financial decisions or actions.

BDASIA assumes no liability for the accuracy of the information provided.  It retains the right to change or modify its conclusions if new or undisclosed information is provided that might change its opinion.

BDASIA does not accept any liability other than its statutory liability to any individual, organization, or company and takes no  responsibility for any loss or damage arising from the use of this report, or information, data, or assumptions contained therein. With respect to the BDASIA report and use thereof by Apollo Solar Energy, Apollo Solar Energy agrees to indemnify and hold harmless BDASIA and Behre Dolbear, its shareholders, directors, officers, associates and consultants from any and all losses, claims, damages, liabilities, or actions to which they or any of them may become subject under any securities act, statute or common law and will reimburse them on a current basis for any legal or other expenses incurred by them in connection with investigating any claims or defending any actions.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

5.0 PROPERTY DESCRIPTION

5.1  Location, Infrastructure, and Access

The Dashuigou and Majiagou Projects is located approximately 23 linear km southwest of the town of Shimian, the county seat of Shimian County in southwestern Sichuan Province (Figure 1.1).  Access from Shimian to the project site is by sinuous two-lane paved highways and unpaved gravel roads along the southwestern bank of the Dadu River, then along the southeastern bank of the Songlin River, a tributary of the Dadu River.  The road distance is approximately 38 km and it takes about one hour to drive from Shimian to the project site.  The last 5-6 km of the access road is currently unpaved, but the county has plans to upgrade the section of the gavel road to paved highways, and the road construction is expected to start soon.

Shimian, with a current population of approximately 50,000, is located on the Dadu River and approximately 260 linear km southwest of Chengdu, the capital city of Sichuan Province.  Current road distance from Chengdu to Shimian is approximately 345 km and takes about 8 hours to drive.  However, the Yaan-Panzhihua Expressway, which will pass through Shimian, is currently under construction and is expected to be completed in 2011, when the driving time from Chengdu to Shimian will be reduced to only 4 hours or less.

The Dashuigou and Majiagou Projects consist of numerous small tellurium-bearing massive-sulfide and/or dolomite-ankerite veins in a very-steep mountainous area.  Formal mining operation envisioned by Sichuan Apollo at the properties will be very small in scale, only in the order of 10 to 50 tpd for both properties.  Currently, there is a small mining camp operated by Sichuan Apollo to support exploration and mine development efforts as well as a very small scale mining activity, only a few hundred tonnes per annum have been produced from the Dashuigou project for the last several years.  The Dashuigou and Majiagou Projects are located approximately 1 km north of the camp.  The Dashuigou project can be accessed via a very steep walking trail; the Majiagou project is located due west of the Dashuigou project and can also be accessed by steep walking trails.  An underground level at the elevation of 1,464 m has been developed for the Dashuigou project but significant more development work will be needed before normal mining activity can be initialized.  There is a tramway with a 1-t bucket connecting a portal of the Dashuigou project at the 1,464-m level and a loading point in the canyon below, but the system is damaged and now defunct; it will be replaced with a new tramway system.

Electricity is currently not connected to the Dashuigou and Majiagou Projects, but Shimian County has abundant hydroelectric power and there is a 35kV electricity transmission line crossing the project area and power supply for mining operation can be easily established at a reasonable cost.  Exploration and mine development work as well as mining operations are carried out by mining contractors using labor-intensive manual methods, and mineralized material produced from the projects is hauled to the company's flotation mill for processing, which is located approximately 30 km (80 km by road) north of the projects by contractor using 20- to 30-t haul trucks. The hauling cost is currently a significant portion of the operation's cost because of the long hauling distance. The current flotation mill, which has a designed production capacity of 50 tpd for processing copper mineralized material, is not fully functional because it was not completely refurbished for processing the Dashuigou and Majiagou tellurium mineralized material after its purchase in 2000.  Its current production capacity is 25 to 30 tpd at most.  BDASIA professionals have inspected the flotation mill during the site visits and found that it is basic and consists of only one-stage of crushing, one-stage of ball milling, and one-stage of roughing-cleaning-scavenging flotation.  BDASIA believe a more sophisticated flotation system should handle the mineralized material better and improve the concentrating recoveries.  Nevertheless, it was reported by Sichuan Apollo that the mill basically satisfies the Company's current need for processing and produces acceptable tellurium concentrates at acceptable concentrating recoveries.

The current mill site is located within the planned flooding area for a major hydroelectric power station that is currently under construction.  Sichuan Apollo will be compensated to relocate the mill to a new location.  Sichuan Apollo is currently considering several locations for the site of the new mill.  Although the location is not finalized yet, but it will be located considerably closer to the Dashuigou and Majiagou Projects than the current mill, resulting in significant savings in hauling cost.  The new flotation mill would be improved significantly from the current mill.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

Tellurium concentrates produced from the mill are hauled by truck to Sichuan Apollo's hydrometallurgical-smelting facilities in Chengdu for further processing.

5.2 Climate and Physiography

The project area is located in the transition zone between the Western Sichuan Plateau and Sichuan Basin, at the eastern edge of the Hengduan Mountain Range and the south section of Western Sichuan Snow-capped Mountain Range.  The area is composed of east-west-trending steep mountains and narrow and sinuous valleys with a local elevation range from 1,250 m to 3,400 m and a relative elevation difference of approximately 2,200 m.  The Gongga Mountain, with a peak elevation of 7,556 m, is located only approximately 50 km northwest of the Dashuigou and Majiagou Projects.  The area enjoys a middle latitude semi-tropical humid climate, with an average annual temperature of approximately 15.9ºC and four distinguishable seasons.  March to November are generally good months for field work in the area.

The Songlin River, a tributary of the Dadu River, flows southeast of the Dashuigou and Majiagou Projects in a north-northeast direction.  This river is approximately 60 km long and its water flow is quite variable in different seasons.  The Dashuigou stream is a small upper tributary steam of the Songlin River.  It runs from east to west and flows are seasonal.  The Dashuigou and Majiagou Projects are located north of the Dashuigou stream.

The area is sparsely populated with mixed races. Tibetan is the majority with some Han and Yi people. There is limited subsistence farming in the area with corn and potatoes as the primary crops.  Primary industry in Shimian County include hydroelectric power generation and mining for dimension stones, silica, and base metals.

5.3  Property Mineral Rights

Under the "Mineral Resource Law of the China," all mineral resources in China are owned by the state.  A mining or exploration enterprise may obtain a permit for the mining or exploration right for conducting mining or exploration activities in a specific area d uring a specified period of validity. The permits are generally extendable at the expiration of their period of validity.  The renewal application should b e submitted to the relevant state or provincial authorities at least 30 days before the expiration of a permit.  To renew an exploration permit, all exploration permit fees must be paid and the minimum exploration expenditure should have been made for the area designated under the exploration permit.  To renew a mining permit, all mining permit fees and resource compensation fees must be paid to the state for the area designated under the mining permit.  A mining permit has both horizontal limits and elevation limits, but an exploration permit has only horizontal limits.

Details of the effective dates and geographic areas of the permits for mining and exploration rights relating to Dashuigou and Majiagou properties reviewed in this technical report have been provided to BDASIA by Sichuan Apollo, as listed  in Table 5.1 and shown by Figure 5.1.  BDASIA has not undertaken a legal due diligence review of these permits as such work is outside the scope of BDASIA's technical review.  BDASIA has relied upon the Company's advice as to the validity of these mining and exploration rights.  BDASIA understands that the legal due diligence review of these mining and exploration rights has been completed by the Company's legal advisers.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

1822100
1822200
1822300
1822400
323400
323300
323200
323100
322900
Songjin River
Baiyangou
Dashuigou Mining License
Majiagou Mining License
Xiafeishui/
Shangfeishui
Mogutou
Tizigou
Dashuigou Exploration License
NORTH
0
50m
LEGEND
Quaternary System
Q Alluvium
Silurian System
Tonghua Group
ST_3 No.3 Formation Schist and Phyllite
ST_2 No.2 Formation Marble
ST_1 No.1 Formation Schist
Ordovician System
OD Dahebian Formation Marble
Mineralization vein
Fault
Stratum attitude
Mining license boundary
Exploration license boundary
Exploration target area
River and Stream

Figure 5.1. Geology and Property Map for Sichuan Apollo in Shimian, Sichuan

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

As shown in Table 5.1 and Figure 5.1, Sichuan Apollo holds a permit for mining right of 0.08 km2 in area for the Dashuigou tellurium project; the elevation range for the mining right is from 1,440 m to 1,705 m.  This mining right is valid until January 2013.

Xinju, the primary share-holder of Apollo Solar Energy, holds a permit for mining right of 0.0568 km2 in area for the Majiagou tellurium project, with an elevation range from 1,540 m to 1,640 m and is valid until May 2013.  Xinju also holds a permit for exploration right of 6.29 km2 for areas surrounding the Dashuigou and Majiagou mining licenses, and the permit is valid until April 2011.  The Majiagou mining license and Dashuigou exploration license are now 100 % controlled by Sichuan Apollo though a variable interest entity agreement between Sichuan Apollo and Xinju dated April 10. 2009.

All mineral resources of the Dashuigou and Majiagou Projects delineated in this report are located within the boundaries of the above two mining licenses and one exploration license.

The permitted production rate is 2,000 tpa for each of the Dashuigou mining license and Majiagou mining license, which is equivalent to less than 10 tpd for each property.  BDASIA was advised by Sichuan Apollo that the permitted production rate can be increased if necessary.

BDASIA is not aware of anything that Sichuan Apollo has done that would likely jeopardize the renewal of its permits, and BDASIA is also not aware of any claims made or notified by third parties to Sichuan Apollo's mining and exploration licenses.

5.4 Project History

5.4.1 Exploration Property Ownership and Resource Estimation

There were wide-spread artisanal mining activities for about a decade in the Dashuigou and Majiagou Projects areas, primarily mining for small steep-dipping massive-sulfide vein materials, mostly pyrrhotite with minor pyrite and chalcopyrite, for production of sulfuric acid before the discovery of tellurium mineralization.  In late 1991, tetradymite (Bi2Te2S) was recognized as a major component in several of the veins in the Dashuigou project.

Preliminary exploration for the tellurium mineralization was conducted by the Scientific Research Institute and Panxi Geological Team of the Sichuan Geology and Mineral Resource Bureau from 1993 to 1995 and a geological report titled "Prospecting Report for the Dashuigou Tellurium-Bismuth Deposit and Gold-Silver Mineralization in Surrounding Areas in Shimian County, Sichuan Province" was produced in December 1995 with preliminary tellurium resource estimation.  A total of 24 mineralized veins were identified in the report but only veins No.1 and No.2 were estimated for mineral resources.  The resource estimate consisted of 23,300 t at an average tellurium grade of 0.95% and average bismuth grade of 1.54 containing 222 t of tellurium and 358 t of bismuth.  In addition, there were also significant amount of accessory gold and silver in the deposit.  The mineral resources were generally delineated based on underground channel sampling data along workings developed by the Panxi Geological Team as well as older artisanal mine workings.

A systematic study of the geochemical characteristics of the Dashuigou tellurium deposit was conducted as a Sichuan Science Committee important project and also sponsored by the State National Science Foundation from 1994 to 1996.

The Dashuigou tellurium project was originally controlled by Shimian County Mineral Resource Exploration and Development Company ("SCMREDC"), which was a joint venture between a private person and the Shimian County Mineral Administration Bureau; SCMREDC obtained the first mining license for the property in January 1998.  The property ownership was transferred to Sichuan Shimian Dadu River Mineral Development Company Limited ("SSDRMDCL"), which was a joint venture between SCMREDC (10%) and the Labor and Service Company ("LSC") of Chengdu Rail Road Bureau (90%).  Xinju acquired the Dashuigou project in August 1999 from SSDRMDCL.  Further exploration on the deposit was conducted by the Panxi Geological Team for Xinju from 1999 to 2001 and a geological report titled "Interim Exploration Report of the Dashuigou Tellurium-Bismuth

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

Deposit in Shimian County, Sichuan Province for the Year of 2000" was produced in March 2001. The total number of mineralized veins was increased to 25, and mineral resource estimates were made for veins No.1-2, 2-1, 18 and 19.  The resource estimates totaled 63,600 t at an average tellurium grade of 0.49% and average bismuth grade of 0.71% containing 309 t of tellurium and 454 t of bismuth.  In addition, there are also significant accessory gold and silver in the deposit.  The resource estimation was still based on only underground channel sampling data. The Dashuigou mining license was extended in March 2003 and again in January 2007.  The Dashuigou mining license was transferred over from Xinju to Sichuan Apollo on August 22, 2008.

The Majiagou tellurium deposit located due west of the Dashuigou deposit was discovered in 2001 when prospecting in the surround areas of the Dashuigou deposit, and exploration for the Majiagou deposit was conducted by the Panxi Geological Team from 2001 to 2002 and a geological report titled "Geological Report on Detailed Exploration of the Majiagou Tellurium-Bismuth Deposit in Shimian Country, Sichuan Province" was completed in May 2002.  A total of 24 mineralized veins were identified in Majiagou and resources were estimated for four of the veins at 7,400 t with an average tellurium grade of 3.22% and average bismuth grade of 5.29% containing 238 t of tellurium and 391 t of bismuth.  This exploration was updated in 2003 with further underground drifting and sampling, and an updated resource estimate consists of 13,400 t with an average tellurium grade of 2.03 and bismuth grade of 3.26% containing 272 t of tellurium and t of bismuth.  BDASIA was provided with the resource estimation tables and maps, but no formal report for the 2003 update.  A permit for mining right was issued to Xinju  in May 2005.

In January 2003, Chengdu Geological Survey of the Sichuan Metallurgical Geology and Exploration Bureau completed a resource verification report for the Dashuigou tellurium deposit as a supporting document for the extension of the Dashuigou mining license for Xinju.  The updated resource estimate for the four veins consists of 57,300 t with an average tellurium grade of 0.49% and bismuth grade of 0.68% containing 281 t of tellurium and 392 t of bismuth.  Resources in the mined-out area were estimated at 3,200 t with an average tellurium grade of 0.97% and bismuth grade of 1.27% containing 30 t of tellurium and 40 t of bismuth.

Xinju has been conducting exploration work in the area surrounding the Dashuigou and Majiagou Project since July 2001 with a valid exploration license, and the license was extended every year.On April 10, 2009, the Majiagou mining license and the Dashuigou exploration license for area surrounding the Dashuigou and Majiagou Projects were put under Sichuan Apollo's co ntrol through a variable interest entity agreement between Sichuan Apollo and Xinju.

5.4.2 Mining and Processing

There were widesp read artisanal mining activities for massive sulfide veins in the area b efore the discovery of tellurium mineralization in 1991.

After the discovery of the tellurium mineralization at Dashuigou in 1991, the property was controlled by SCMREDC.  Small scale mining activity was undertaken simultaneously with the exploration work as underground drifting was used as the primary exploration method.  As tetradymite distribution in the veins is very irregular and it occurs as visible massive aggregates locally, early mining was concentrated on mining the massive tetradymite aggregates.  It was reported that from 1992 to 1996, a total of 2,743 t of mineralized material were mined from the Dashuigou deposit.  Although the grades for the mined mineralized material were not reported, BDASIA believes that the mined-out mineralized material grade should be considerably higher than the remaining resources in the deposit.  Irregularly mined-out areas were observed along veins No.1 and No .2 during  BDASIA's site visit to the property.  The large massive tetradymite aggregate specimen (more than 0.4 m in the longest dimension) currently displayed in Sichuan Apollo's office building museum in Chengdu was reported to be mined out from these veins. Another similar specimen was reportedly on display in th e National Geological Museum in Beijing.

Because of various reasons, mining activity stopped from 1996 to 1999.  Small scale mining activity restarted in early 2000 after Xinju's acquisition of the property.  It was reported that 396 t was mined from early 2000 to October 2002.  Again, the grades of the extracted material were not reported.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

The January 2003 Chengdu Geological Survey geological report estimated the resource in the mined-out area for the Dashuigou deposit as of October 2002 at 3,200 t with an average tellurium grade of 0.97% and bismuth grade of 1.27% containing 30 t of tellurium and 40 t of bismuth.  BDASIA believes that the actually mined-out mineralized material grades could be higher than this estimate.

Small scale of mine production resumed in 2003 at Dashuigou and based on data provided b y Sichuan Apollo, mine production at Dashuigou from 2003 to 2008 totals 2,240 t with no reported grades.  These mine production is reportedly all from the No.1 and No.2 veins of the deposit.

Similar to Dashuigou, small scale of mining activity was also undertaken at Majiagou simultaneously with the exploration of the deposit by underground workings.  It was reported that 20 t of mineralized material was produced from the property in 2001 and early 2002.  However, there was very limited production from Majiagou afterword because access to the mine was blocked by the marble quarry south of the property.

Preliminary flotation concentrating tests and hydrometallurgical smelting tests were conducted for mineralized material from the Dashuigou property.  Flotation concentrating test conducted on a higher-grade mineralized material sample (1.37% Te and 1.83% Bi) by the Integrated Utilization Research Institute of the Chinese Geological Science Academy in 1998 yielded a concentrate grade of 26.8% Te and 35.1% Bi and a recovery of more than 95% for both tellurium and bismuth.  A flotation concentrating test on a lower-grade combination mineralized material sample (0.095% Te and 0.62% Bi) conducted by the same institute in 2000 yielded a concentrate grade of 2.4% Te and 15.2% Bi with a concentrating recovery of 96.2% for Te and 94.9% for Bi.  Preliminary hydrometallurgical smelting test showed an overall recovery of 81.7% for tellurium and 96.6% for bismuth for the higher-grade concentrates produced from the Dashuigou mineralized material.  However, there is no information on hydrometallurgical smelting recoveries of the lower-grade concentrates.

In 2002, Xinju conducted a production test at its processing plant using mineralized material from both the Dashuigou and the Majiagou deposits.  A total 121 t of mineralized material, of which 20 t was from  the Majiagou deposit, with an average tellurium grade of 0.97% and bismuth grade of 1.83 was processing, and 6.97 t of concentrate with an average tellurium grade of 15.93% and average bismuth grade of 29.55% was produced with a concentrating recovery of 93.2% for Te and 91.1% for Bi.

Based on information provided by Sichuan Apollo, the mill was in operation intermittently from 2006 to 2008, and processed a total of 2,413 t of mineralized material with average grades of 0.65% Te and 1.16% Bi, which is believed mostly from the Dashuigou property.  A total of 162 t of telluriu m concen trate with average grades of 8.30% Te and 12.73% Bi was produced, resulting in an average recovery of 85.1% for tellurium and 73.5% for bismuth.  These concentrating recoveries are significantly lower than  the metallurgical tests and the initial production test.  At the end of 2008, Sichuan Apollo adjusted the concentrating process and reprocessed 468t of the tailings produced in the previous years. This reprocessing produced 4.3 t of tellurium concentrate with average grades of 8.27% Te and 12.69% Bi, resulting in a concentrating recovery of 64.0% for tellurium and 46.5% for bismuth.  BDASIA has calculated a combined concentrating recovery from both the original and reprocessing runs of 94.6% for tellurium and 85.8% for bismuth, assuming all the tailings produced in the previous years will be reprocessed with the same recovery rates.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

6.0 GEOLOGY AND MINERALIZATION

6.1.  Regional Geological Setting

The Dashuigou and Majiagou Projects are located in the transitional zone between the Yangtze craton to the east and the Songpan-Ganzi orogenic belt to the west.

Strata outcropping in the region include Upper Sinian System (the upper most stratigraphic unit of Proterozoic strata in China) carbonate rocks, Ordovician to Silurian System metamorphosed clastic rocks and carbonate rocks with mafic volcanic rock interbeds, Devonian System marbles and slates, Permian System carbonate rocks and metabasalts, and Lower to Middle Tertiary System lightly-metamorphosed clastic rocks with carbonate rock interbeds.  These strata were separated into a numb er of structural blocks by lateral shear-structural zones in the north-northwestern, north-south, and northeastern directions, and were over-thrust easterly on to the pre-Sinian metamorphosed basement.

The primary structural feature in the project area is the north-northeastern-trending dome-shaped Dashuigou anticline.  The core of the anticline consists of Ordovician Dahebian Formation marbles, which are overlain by Silurian Tonghua Group metamorphosed mafic volcanic rocks, marbles, and clastic rocks.  Tellurium mineralization in the project area is generally hosted by the metamorphosed mafic volcanic rocks at the lower portion of the Tonghua Group.  The anticline axis has generally been eroded into a deep canyon and the Songlin River runs roughly parallel to the axis of the Dashuigou anticline (Figure 5.1).

6.2 Deposit Geology

The Ordovician Dahebian Formation marbles outcropping as the core of the Dashuigou anticline represents the upper portion of the formation with a minimum thickness of 457 m.  The marble is generally white to light-gray in color with some dark gray bands; it is thickly to massively bedded and consists of mostly coarse-grained calcite.  A quarry mining the Dahebian white, coarse-grained marbles at the south of the Majiagou project was in production for dimensional stones during BDASIA's site visit.

The Silurian Tonghua Group above the Ordovician Dahebian Formation marbles was subdivided into seven formations, but only the lower three formations, No.1 to No.3, are present in the project area.  The lowest No.1 formation is a dark-gray to dark-greenish-gray actinolite, amphibole, and/or muscovite schist, which is interpreted to have been metamorphosed from a submarine mafic volcanic unit.  This schist unit is 105 m to  345 m thick in the project area.  Above the schist is the No.2 gray to white marble formation with a thickness of approximately 174 m. This marble formation is generally massive but it contains some schist bands in the lower portion.  The No.3 formation of the To nghua Group is a greenish-gray to light-gray schist and phyllite unit, interpreted to have been formed from clastic and volcanic rocks.  The No.3 schist formation is more than 765 m thick and it mostly occurs in the northern portion of the project area.

The contacts between the three formations of the Tonghua Group are generally comformable but the contact between the Ordovician and Silurian strata was interpreted as a parallel unconformity because of the sharp change of lithology.

The No.1 formation schist of the Silurian Tonghua Group is the primary host for tellurium mineralization in the project area, and the upper portion of the Ordovician Dahebian marbles may also host small amounts of mineralization locally.

The Dashuigou and Majiagou deposits occur at the northern portion of the Dashuigou anticline, where stratagenerally strike northwesterly and dip to the northeast at 10º to 30º (Figure 5.1).  Some north-south-trending secondary folds and north-south, east-west, northeastern, and northwestern-trending minor faults have been developed in the project area.  Many of these minor faults in the No.1 schist formation of the Silurian Tonghua Group were filled with massive sulfide and /or dolo mite veins and some of the vein s h ave significant tellurium and bismuth grades.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

6.3 Mineralization

Tellurium mineralization at the Dashuigou and Majiagou Projects occurs generally as steep-dipping, small massive sulfide and/or dolomite veins within the No.1 formation schist of the Silurian Tonghua Group.

6.3 ..1  The Dashuigou Deposit

A total of 25 mineralized veins have been found at the Dashuigou deposit (Figure 6.1).  These veins are generallystriking north-south, north-northeast, to northeast, sub-parallel to the axis of the Dashuigou anticline, and dip steeply to the west at angles of mostly from 60º to 75º. They occur in an area of 400 m long in the east-west direction and over 140 m wide in the north-south direction.

Figure 6.1. A level map showing geology and mineralized veins of the Dashuigou project

The mineralized veins are generally small in size, ranging from less than 20 m to over 100 m in length and around 1m or less in width.  They generally exhibit swelling and pinching, splitting and merging in both strike and dip directions.  Thicker and higher-grade mineralized pods are commonly developed at the intersections of veins of different orientations.

Based on the mineral assemblage, the vein material is divided into several types, including massive sulfides, massive tellurides, carbonates (mostly dolomite-ankerite), and gold-bearing quartz.  The massive sulfide is the most common mineral assemblage, which was the target for historical artisanal mining activities in the area.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

Tetradymite (Bi2TeS2) is the primary tellurium-bearing mineral in the deposits and contains over 80% of the tellurium.  The mineral is steel-gray to pale-yellow in color, soft (with a hardness of 1.5), and heavy (with a specific gravity of 7.1 to 7.4).  It occurs as coarse-gained and well-foliated masses in the massive telluride assemblage, or as small veinlets or dissemination in massive sulfide and carbonate assemblages.  Electronic microprobe analysis data shows that the average chemical composition of tetradymite from the Dashuigou deposit consists of 33.60% Te, 60.88% Bi, 4.65% S, 0.35% Se, 0.13% Ag, 0.05% Cu and 0.04% Fe, which is quite close to its theoretic composition of 36.19% Te, 59.17% Bi, and 4.55% S.  Other tellurium-bearing minerals in clude tsumoite (BiTe), joseite (BiTeS) and tellurobismuthite (BiTe) and native tellurium.

Pyrrhotite is the primary (over 90%) sulfide mineral, with small amount of pyrite, chalcopyrite, bismuthinite, and sphalerite.  Native gold, along with quartz and small amounts of sulfide minerals, occurs in minor late-stage gold-bearing quartz veins.  Gauge minerals include dolomite, ankerite, calcite, quartz, muscovite, albite, chlorite, and tourmaline.

Tellurium grade distribution is very irregular, ranging from less than 0.01% to more than 8% in the deposits. Available underground sampling data indicates that of the 25 veins identified, only 3 have significant tellurium grades.

The No.1-2 vein, located in the center of the deposit, is by far the largest tellurium mineralized body, and it contains about 80% of tellurium in the deposit.  The currently controlled strike length of the vein is approximately 100 m and its sampling controlled extension along the dip extension is approximately 70 m.  The vein is open in both strike and dip directions.  The vein thickness ranges from 0.37 m to 0.93 m with an average of 0.62 m.  Its tellurium grade ranges from 0.04% to 8.34% with an average of 1.42%; and its bismuth grade ranges from 0.06% to 13.97% with an average of 1.87%.  The vein strikes at 4º to 5º and dips to the west at an angle between 61º to 72º.

The No.2-1 vein is the next important mineralized body in the deposit, and it is actu ally a split of the No.1-2 v ein. The controlled strike length of the vein is 60 m and controlled dip extension is 40 m.  The vein also remains open in both strike and dip directions.  The vein thickness ranges from 0.63 m to 1.88 m with an average of 0.81 m.  Its tellurium grade ranges from 0.12% to 1.00% with an average of 0.37% and its average bismuth grade is 0.61%.  The vein strikes at 6º and dips to the west at an average of 70º. The No.19 vein, located in the west of the deposit, has a controlled strike length of 40 m and a controlled dip extension of 10 m to 20 m.  Its average width is 0.5 m; average tellurium and bismuth grades are 0.16% and 0.27%, respectively.  The vein strikes at 6º and dips to the west at 70º.

In some of the resource reports for the Dashuigou deposit, the No.18 vein, located in the western part of the deposit, was also described as an important tellurium-bearing vein.  However, its average tellurium and bismuth grades are only 0.06% and 0.10%, respectively, and also no resource estimation map was available for BDASIA's review. Therefore, BDASIA eliminated the No.18 vein from the resource statement for the Dashuigou deposit in this report. Elimination of the No.18 vein has reduced the resource tonnage significantly by 43%, but the contained tellurium has been reduced only by 5% as this vein is much lower in tellurium grade than the other three veins described previously.

The No.7 vein, located at the eastern portion of the deposit, is one of the larger veins in the deposit but its tellurium grade is low, mostly less than 0.03%.  Its controlled length is approximately 60 m but the dip extension is unknown. The average vein width is 2.0 m.  A large portion of the vein has been mined for sulfuric acid production in 2005.

Other veins have generally only been intersected by one or two crosscuts and have not been fully explored. Although the sampling data at the intersection points shows insignificant tellurium grades, this can be changed rapidly along the strike and dip of the veins as tellurium distribution is very irregular in the deposit.

Alteration minerals associated with tellurium mineralization in the deposit includes ankerite, albite, amphibole, biotite, chlorite, muscovite, silica, pyrite, and tourmaline.  These alteration minerals are distributed along the wall rocks of the mineralized veins and the alteration intensity is generally in  proportion to the vein width.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

6.3.2  The Majiagou Deposit

The Majiagou deposit is located due west of the Dashuigou deposit.  Telluriu m mineralization in  the deposit is very similar to that in the Dashuig ou  deposit and is also hosted mostly by the No.1 formation schist of the Silurian Tonghua Group.  The deposit was explored by surface trenching and limited underground workings, and a total of 26 mineralized veins have been found within an area of 600 m long in the east-west direction and 300 wide in the north-south direction, but only 20 of the veins are located within the current Majiagou mining license (Figure 6.2). Many of the veins strike northeast and dip to the northwest at a steep angle; some of the veins strike northwest, north-south, or east-west.

Figure 6.2. Surface geology plan of the Majiagou project

Similar to the Dashuigou deposit, the mineralized veins at Majiagou are also small in size, ranging from a few meters to over 60 m in length and less than 1 m in width.  They generally exhibit swelling and pinching, splitting and merging along both strike and dip directions.  Mineral assemblages and alterations for the Majiagou deposit are generally also the same as that in the Dashuigou deposit.

Tellurium grade distribution is very irregular, it ranges from less than 0.01% to more than 5% in the deposit. Available surface trench and underground sampling data indicates that of the 26 veins identified, only 4 have significant tellurium grade.

The No.7 vein, located at the center of the deposit, strikes northeast at 35º and dips to the southeast at angles from 43º to 85º. The vein is approximately 45 m long and 0.3 m to 0.8 m wide.  Its tellurium grade ranges from 1.35% to 5.37% with an average of 2.97%; its bismuth grade ranges from 2.87% to 6.18% with an average of 4.68%.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

The No.9 vein, located northwest of the No.7 vein, strikes 27º to 35º and dips to west at 78º to 81º.  The vein is approximately 60 m long and 0.4 m to 0.8 m wide.  Its tellurium grade ranges from 0.43% to 0.98% with an average of 0.65%; its bismuth grade ranges from 0.68% to 1.62% with an average of 1.07%.

The No.17 vein, located in the west of the deposit, strikes north-northwest at 345º to 355º and dip to the west at 43º to 64º.  The vein is approximately 40m long and 0.8m to 0.9m wide.  Its tellurium grade ranges from 3.18% to 4.52% with an average of 3.83%; its bismuth grade ranges from 5.81% to 7.27% with an average of 6.47%.

The No.19-1 vein strikes north-northeast to northwest and dips to the west at 64º to 70º.  The vein is approximately 40 m long and 0.2 m to 0.8 m wide with average grades of 2.09% for tellurium and 2.98% for bismuth.

Other veins are either smaller in size or lower in tellurium grade and further exploration work is needed to determine their economic importance.

6.4  Origin of the Tellurium Mineralization

A fluid inclusion and stable isotope study conducted by Cao and others (1995) indicates that the tellurium mineralization at Dashuigou might be associated with a hidden Yanshanian (late Mesozoic) granite intrusion underneath the Dashuigou dome-shaped anticline; the granite intrusion might have provided both the mineralized materials and heat source for the mineralization.

6.5 Exploration Potential

BDASIA considers that there are significant additional upside exploration potential for Sichuan Apollo in the Dashuigou and Majiagou Projects and the surrounding area because of the following reasons.

●The primary tellurium mineralized veins containing current tellurium resources in the Dashuigou and Majiagou Projects are generally open along strike and/or dip, and further exploration work may increase the delineated resources.

●There are many other mineralized veins in the Dashuigou and Majiagou Projects in addition to the veins with tellurium resource estimates.  Although available sampling data shows tellurium grade of less economic importance, further exploration work may find that some of these veins may contain economic tellurium grades because of the irregular nature of tellurium distribution in th e deposit.

●In additional to the Dashuigou and Majiagou Projects, Sichuan Apollo also controls a permit for exploration right for the surrounding area with good tellurium mineral potential within the No.1 formation of the Silurian Tonghua Group (Figure 5.1) in the Dashuigou anticline. Similar mineralization has been identified in a number of the prospects inside the exploration license, and further exploration for these prospects may also increase the tellurium resources significantly.

●In addition to tellurium, marbles in the Ordovician Dahebian Formation within the exploration license may also have significant economic importance as indicated by the current marble quarry operation for dimension stones south of the Majiagou deposit. BDASIA recommends that Sichuan Apollo starts exploration work and economic evaluation of the marble deposit in the area.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

7.0 GEOLOGICAL DATABASE USED FOR RESOUCE ESTIMATION

7.1  Database Used for Mineral Resource Estimates

Several phases of exploration work have been conducted for the Dashuigou and Majiagou Projects.  Exploration was generally performed by adits, declines and surface trenching.  Many of the exploration adits were following the historical artisanal mine workings.  Drilling was generally not used for exploration as the labor cost in the area is so low that drilling actually costs more than und erground drifting on a per-meter basis.  Underground drifting can provide much better in formation for the mineralization than drilling, and it can also be used for follow-up mining operation.

Therefore, the principal samp le types included in the assay database for the mining properties reviewed in this report comprise surface trench and underground channel sampling.

7.2  Drilling, Logging, and Survey

There is no drilling data in the database used for resource estimation for the Dashuigou and Majiagou Projects. Sichuan Apollo is testing the possibility of using underground diamond core drilling for further exploration at the properties.  If successful, underground drilling will be used for exploration in conjunction of the underground development in the future.

The surface topography was surveyed at a 1:1000 scale.  Locations of the surface trenches and underground workings have also been surveyed using survey instruments.

7.3  Sampling, Sample Preparation, and Assaying

For the Dashuigou project, there is significant underground development for the main exploration/mining level at the elevation of 1,464 m (Figure 6.1).  A decline at an angle of -25º was developed following the No.1-2 vein from this level to the level approximately 30 m below.  Limited underground development following historical artisanal mine workings has also been made for two 20-m levels above the main level for the main No.1 and No.2 veins. Samples for resource estimation were taken from channels in these underground workings.

For the Majiagou project, exploration work includes surface trenches and limited underground drifting following the mineralized veins.  Samples for resource estimation were taken from channels in both surface trenches and underground drifts.

Underground workings, including both drifts and crosscuts, were generally developed at the dimension of 1.80-1.90m high and 1.20-1.25 m wide.  A good portion of the underground workings was drifts following the mineralized veins.  Channel samples for drifts following the veins were generally taken at the faces at 5- to 10-m intervals. Channels were cut horizontally at 10-cm wide and 5-cm deep, and the sample length is generally the horizontal width of the vein.  Channel samples from historical artisanal mine workings were generally also taken at 5- to 10-m intervals.  Surface trenches at the Majiagou project were generally dug at a horizontal spacing of 5 to 15 m. Individual samples generally weighed around 10 kg.

Sample preparation and analysis were conducted by the assay laboratories of Sichuan Provincial Geology and Exploration Bureau, Chengdu  Institute of Science and Technology and Chengdu Mineral Resource Integrated Research Institute of the Ministry of Land and Resources, all located in Chengdu, Sichuan.  Samples were generally prepared by crushing and grinding to produce a sample sized at 160 to 200 mesh (0.075 to 0.1 mm).  A sample of approximately 100 grams ("g") in weight was sent for assaying, and a duplicate sample of 400 to 900 g was retained for checking.

All the samples were analyzed for tellurium and bismuth.  Some of the samples were also analyzed for gold, silver and sulfur.  Analytic methods adopted include wet chemical analyses, atomic absorption spectrometry, and polarography.  These analytical methods are widely used in the mining industry in China and generally produce

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

reliable results if conducted correctly.  Sichuan Apollo has established a modern analytic laboratory in its office building in Chengdu, and future analytic work for the Dashuigou and Majiagou Projects will be mostly conducted by this new analytic laboratory.  Analytic technologies used  for tellurium in the Sichuan Apollo laboratory include atomic absorption spectrometry, inductive coupled plasma (ICP) emission spectrometry, and wet chemical analysis. BDASIA visited  this company analytic facility during the site visit trip and found it generally well organized and up to the industry standard, but BDASIA believes that Sichuan Apollo should strengthen its sample preparation procedures in order to avoid contamination during the sample preparation process.  This analytic laboratory is probably the only one in China established primarily for tellurium analysis and it should produce more reliable tellurium analysis than other analytic laboratories in China or other parts of the world as tellurium is not a commonly-analyzed element in most analytic laboratories.

7.4  Quality Control and Quality Assurance

Assay quality control and quality assurance programs include internal check assays, external check assays, and analysis of assay standards.  As tellurium is not a commonly-analyzed element for almost all the assay laboratories, the internal check rate was generally 30% to 50% and the external check rate was generally over 10%.  The internal check assays were conducted by a different operator at the same laboratory and the external check assays were conducted by a supervisory or independent assay laboratory.  To specified by government regulation for various grade ranges.  It was reported that the internal and external check assay results for Sichuan Apollo 's two mining properties were all within the permitted range.

From analysis of sample preparation, analysis procedures, and check assay results, BDASIA concludes that the analytical methods used for Sichuan Apollo's two mining properties produce acceptable results with no material bias.

7.5 Bulk Density Measurements

Bulk density data were collected using rock specimens from underground workings.  The bulk density of rock samples was generally measured using a wax-coated water immersion method.  The average bulk density determined based on the bulk density measurements is 3.68 tonnes per cubic meter ("t/m") for the Dashuigou and Majiagou Projects.  BDASIA considers that the average bulk density value adopted is reasonable and appropriate, based on the mineral composition of the deposits.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

8.0  MINERAL RESOURCES AND ORE RESERVES

8.1  Mineral Resource/Ore Reserve Classification System

For a public company traded on a stock exchange in the United States, the SEC Industry Guide 7 should generally be used as the guideline to prepare reserve statement to be filed with the SEC.  Currently, there is insufficient data for Sichuan Apollo to prepare reserve statement for the Dashuigou and Majiagou Projects under the SEC guidelines. Therefore, only mineral resource estimate under the Australasian JORC Code has been reviewed in this BDASIA report.

The Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves, prepared by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian Institute of Geoscientists and Minerals Council of Australia in September 1999 and revised in December 2004 is a mineral resource/ore reserve classification system that has been widely used and  is internationally recognized. A mineral resource is defined in the JORC Code as an identified in-situ mineral occurrence from which valuable or useful minerals may be recovered.  Resources are classified as Measured, Indicated or Inferred according to the degree of confidence in the estimate:

●a Measured Resource is one which has been intersected and tested by drill holes or other sampling procedures at locations which are close enough to confirm continuity and where geoscientific data are reliably known;

●an Indicated Resource is one which has been sampled by drill holes or other sampling procedures at locations too widely spaced to  ensure continuity, but close enough to give a reasonable indication of continuity and  where geoscientific data are known with a reasonable level of reliability; and

●an Inferred Resource is one where geoscientific evidence from drill holes or other sampling procedures is such that continuity cannot be predicted with confidence and where geoscientific data may not be known with a reasonable level of reliability.

Under the JORC Code, only Measured and Indicated mineral resources can be used to estimate Ore Reserves for a mining project, Inferred Resources are deemed to be too poorly delineated to be transferred into a reserve category. Mineral resources for the Dashuigou and Majiagou Projects were estimated under the Chinese resource and reserve classification system, and BDASIA has converted these Chinese system estimates to the JORC Code estimates in this report based on our review of the geology, assay database, procedures and parameters used for the estimates, as well as BDASIA's extensive experiences in recent years with other similar Chinese projects.

8.2  General Procedure and Parameters for the Company's Mineral Resource Estimation

As stated before, mineral resources for the Dashuigou and Majiagou Projects have been estimated a number of times by different outside licensed, state-owned exploration entities in  China, including the Panxi Geological Team of Sichuan Bureau of Geology and Mineral Resource Exploration and Development, the Chengdu Geological Survey of Sichuan Bureau of Metallurgical Geology and Exploration, and the Geophysical Prospecting Team of Sichuan Bureau of Geology and Mineral Resources.  All these estimates have used similar methodologies and obtained comparable results.  BDASIA's review of the current mineral resources is mostly based on the January 2003 Chengdu Geological Survey report for the Dashuigou project and the 2003 Panxi Geological Team work for the Majiagou project.

The drill hole or channel sampling density required to define a certain class of mineral resource depends on the type of deposit.  Based on the deposit size and complexity, a deposit is classified into certain exploration types before mineral resource estimation in China.  The primary mineralization for Sichuan Apollo's two mining properties

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

generally comprises small, narrow, and irregular veins of less than 100 m long; these deposits are categorized as exploration type IV. The sample density to define Indicated Resource in this exploration type is set at 20 m by 20 m.
The geological block method, a polygonal method, on projected long sections is one of the most commonly used resource estimation methods in China for steep-dipping vein-type deposits, and the estimated mineral resources for Sichuan Apollo's two mining properties reviewed in this report have been estimated using this approach.  Based on information provided by Sichuan Apollo and discussions with Sichuan Apollo's technical personnel, the general procedures and parameters used in the resource estimation are described as follows.

8.2.1  Determination of "Deposit Industrial Parameters"

The economic parameters for mineral resource estimation are referred to as "deposit industrial parameters" ("DIP") in Chinese literature or technical reports and  are normally approved by government authorities for each deposit or based on the government's industry specification.  These parameters generally include the cutoff grades (separated into boundary cutoff grade, block cutoff grade, and deposit cutoff grade), minimum mining width, and minimum waste exclusion width.  As the Dashuigou and Majiagou Projects are the only known deposits in which tellurium is the primary economic element in the world, there were no government industry specifications in China. Therefore, the DIPs were determined by the entities carrying out the resource estimation as summarized in Table 8.1.

8.2.2  Determination of Block Boundaries and Confidence Level

In the geological block resource estimation process, a mineralized body was separated into a number of blocks, with each block assigned a resource confidence class based on the type and density of available geological data. Currently for the Dashuigou and Majiagou Projects, only Indicated and Inferred Resources were delineated as the confidence level for the estimation is not sufficiently high to define the Measured Resources.  In general, the Indicated category blocks were based on channel samples in surface trenches and underground development, with the limit of Indicated blocks generally not extending beyond any data point.  Sample spacing for the Indicated category is generally around 20 m or less.  The Inferred category blocks were based also on surface trench and underground channel samples but were generally extrapolated from existing sampling points for one half (10 m) of the sampling spacing required for the Indicated Resources.  Figure 8.1 shows the block mineral resource classification for the No.1-2 vein of the Dashuigou deposit.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

Figure 8.1. Block resource classification for the No.1-2 vein in the Dashuigou deposit

8.2.3 Mineral Resource Estimation

In the resource estimation process, the average channel sample metal grades were calculated using the length-weighted average of all the channel samples within the mineralized body intersection.  The block average metal grades were calculated using the length-weighted average of all channel intersections inside the block.  The mineralized body metal grade was calculated using the tonnage-weighted average of all blocks inside the mineralized body.  The deposit metal grade was calculated using the tonnage-weighted average of all the mineralized bodies in the deposit.

The block horizontal width was the arithmetic average of all channels within the block. Block tonnages were calculated based on the block areas, as measured from the vertical long sections, block horizontal width, and the appropriate bulk density (3.68 t/m for the Dashuigou and Majiagou Projects based on bulk density measurements). Mineralized body and deposit tonnages were based on the sum of the block tonnages.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

8.2.4 Discussion

Based on our review, BDASIA considers the mineral resource estimation procedures and parameters applied to Sichuan Apollo's two mining properties to be generally reasonable and appropriate.  The Indicated category blocks were generally delineated by channel sampling from surface trenches and underground workings at a data spacing of around 20 m or less and have a reasonably high level of geological control.  The Inferred category blocks were also reasonably delineated based on limited extrapolation from any channel sampling point.  BDASIA has selectively checked the calculations for the resource estimates, and found that they have generally been conducted correctly.

BDASIA notes that there are some limited mine production data that can be used to give indications of the reasonableness of the resource estimation for the Dashuigou and Majiagou Projects.  These limited mine productions were generally conducted in conjunction with the exploration underground development.

Based on information provided by Sichuan Apollo, mine production for the Dashuigou project totaled 2,636 t from 2000 to 2008; and mine production from the Majiagou project was only around 20 t in 2002.  No grades were reported for these mine production figures.  But the mine-out mineralized material was processed by Sichuan Apollo's flotation mill.  Mill records show that 121 t of mineralized material with an average tellurium grade of 0.97% and bismuth grade of 1.83 was processing in a 3-day trial production period in 2002 and a total of 2,413 t of mineralized material with average grades of 0.65% Te and 1.16% Bi was processed from 2006 to 2008.

Most of the processed mineralized material was produced from the No. 1 and No. 2 veins of the Dashuigou project, which have estimated average grades of 1.07% Te and 1.46% Bi.  Considering that the resources occur as small narrow veins in the Dashuigou and Majiagou Projects, and that significant mining dilution and mining losses may occur during mining, the processed mineralized material grades give a reasonable support for the estimated resource grades for the Dashuigou and Majiagou Projects.

A preliminary review of the geology of the Dashuigou deposit was conducted by John Keller of World Industrial Minerals located in Golden, Colorado, USA in January 2007 on behalf of First Solar Inc., a customer of Sichuan Apollo in the United States.  Several verification samples were collected by Mr. Keller and were analyzed for tellurium, bismuth, gold and silver by Hazen Research, Inc., in Golden, Colorado, USA. Two of the samples with sample number D3 and D4 were collected from the No. 2 and No. 1 veins of the Dashuigou deposit, respectively, and the analyzed grades are 1.21% Te, 2.45% Bi, <0.2g/t Au and 20 g/t Ag for D3 and 0.98% Te, 3.59% Bi, 0.7g/t Au and 27g/t Ag for D4.  The tellurium grades of the two samples were very close to the average resource tellurium grade for the two veins, which in BDASIA's opinion is a valid independent confirmation of the resource tellurium grade for the Dashuigou deposit.

Based on reviewing the sampling data and procedures and parameters used for the estimation of mineral resources, BDASIA is of the opinion that the Indicated and Inferred Resources estimated under the 1999 Chinese mineral resource system for Sichuan Apollo's two mining properties also conform to the equivalent JORC mineral resource categories.

BDASIA noted that although underground sampling channels were spaced from 5 to 10 m in the Dashuigou deposit, only sampling channels at every other 20 m were selected for resource estimatio n.  BDASIA believes that all the sampling channels should be used for resource estimation and more data points in resource estimation can generally increase the confidence level of the estimation results.

8.3 Mineral Resource Statement

The mineral resource estimates under the JORC Code as of December 31, 2008 for Sichuan Apollo's Dashuigou and Majiagou Projects, as reviewed by BDASIA, are summarized in Tables 8.2 and resource estimates by vein are summarized in Appendix I.  BDASIA's resource review is mostly based on the January 2003 Chengdu Geological Survey report for the Dashuigou project and the 2003 Panxi Geological Team work for the Majiagou project.  As there was no reported mining activity for the Majiagou deposit from 2003 to 2008, the mineral resource as of December 31, 2008 is the same as that estimated in 2003.  The mine production records provided by Sichuan Apollo showed a total mine production tonnage of 2,240 t from the No.1 and No.2 veins in the Dashuigou deposit. Assuming that the mining dilution equals to the mining losses, BDASIA has deducted 2,240 t from the 2003

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Project
Behre Dolbear Project 09-003

Indicated Resource estimates of No.1 and No.2 veins in the Dashuigou deposit to derive the resource estimates for the deposit as of December 31, 2008.

8.4  Ore Reserve Estimation

Ore reserves comprise that portion of the Measured and Indicated mineral resources that are planned to be mined economically and delivered to the mill for processing.  In order to produce an ore reserve estimate, a mine plan and a feasibility study mu st be conducted to confirm that the estimated resource can be mined at a profit at reasonably assumed economic conditions.  No high-confidence-level Measured Resource has been delineated and no systematical feasibility study has been completed for the Dashuigou and Majiagou Projects to date, and therefore, ore reserves cannot currently be estimated for the projects.

BDASIA would note that mineral resources in the Dashuigou and Majiagou Projects occur in small narrow veins, and significant mining dilution and mining losses will occur during mining even though highly selective, labor-intensive mining methods will be used.  This will result in the mined material shipped to the mill having lower tellurium and bismuth grades and total metal contents than the amounts contained in the estimated in-situ resources. A carefully ore control program is needed to assure that only reasonable amount of mining dilution and mining losses will occur.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

9.0 RISK ANALYSIS

When compared with many industrial and commercial operations, mining is a relatively high risk business.  Each deposit is unique.  The nature of the deposit, the occurrence and grade of the mineralized bodies, and its behavior during mining and processing can never be wholly predicted.

Estimations of the tonnes, grade, and overall metal content of a deposit are not precise calculations but are based on interpretation and on samples from drilling or channel sampling which, even at close sample spacing, remain very small samples of the whole deposit.  There is always a potential error in the projection  of sampling data when estimating the tonnes and grade of the surrounding rock and significant variations may occur.  Reconciliations of past production and reserves can confirm the reasonableness of past estimates, but cannot categorically confirm the accuracy of future predictions.

In reviewing the resource estimation for Sichuan Apollo's Dashuigou and Majiagou Projects, BDASIA has considered areas where there is perceived technical risk to the resource estimates.  The assessment is necessarily subjective and qualitative.  Risk has been classified as low, moderate or high.

Independent Technical Review of the Dashuigou and Majiagou Bismuth-Tellurium Projects
Behre Dolbear Project 09-003

APPENDIX I: MINERAL RESOURCE ESTIMATES BY VEIN
(As of December 31, 2008)

Project	Vein	JORC Resource Class	Tonnage (t)	Grade (%)		Contained Metal (t)	
				Te	Bi	Te	Bi
Dashuigou	1-2	Indicated	6,727	1.78	2.22	120	149
		Inferred	7,456	1.01	1.49	75	111
		Subtotal	14,183	1.38	1.83	195	260
	2-1	Indicated	2,646	0.42	0.69	11	18
		Inferred	4,508	0.34	0.55	15	25
		Subtotal	7,154	0.37	0.61	26	43
	19	Inferred	8,819	0.16	0.27	14	24
	Subtotal	**Indicated**	**9,373**	**1.40**	**1.79**	**131**	**168**
		Inferred	**20,783**	**0.51**	**0.77**	**105**	**160**
		Subtotal	**30,156**	**0.78**	**1.09**	**236**	**328**
Majiagou	7	Indicated	1,242	2.96	4.65	37	58
		Inferred	909	2.99	4.72	27	43
		Subtotal	2,151	2.97	4.68	64	101
	9	Indicated	4,285	0.65	1.05	28	45
		Inferred	1,959	0.67	1.10	13	22
		Subtotal	6,243	0.65	1.07	41	67
	17	Indicated	1,814	3.84	6.46	70	117
		Inferred	1,397	3.82	6.50	53	91
		Subtotal	3,211	3.83	6.47	123	208
	19-1	Indicated	1,221	2.49	3.51	30	43
		Inferred	583	2.37	3.35	14	19
		Subtotal	1,804	2.45	3.46	44	62
	Subtotal	**Indicated**	**8,562**	**1.92**	**3.07**	**165**	**263**
		Inferred	**4,847**	**2.22**	**3.60**	**107**	**174**
		Subtotal	**13,409**	**2.03**	**3.26**	**272**	**437**
Total		**Indicated**	**17,935**	**1.65**	**2.40**	**296**	**431**
		Inferred	**25,631**	**0.83**	**1.31**	**212**	**334**
		Total	**43,566**	**1.17**	**1.76**	**508**	**765**

Note: All tonnage in the table is in (metric) tonnes.